EXHIBIT 99.1
ENTERPRISE ANNOUNCES ACQUISITION
OF EAGLE FORD MIDSTREAM ASSETS

Houston, Texas (Monday, June 1, 2015) – Enterprise Products Partners L.P. (NYSE:EPD) today announced it has executed definitive agreements to purchase all of the member interests in EFS Midstream LLC (“EFS Midstream”) from affiliates of Pioneer Natural Resources Company (“Pioneer”) and Reliance Industries Limited. (“Reliance”) for $2.15 billion.  The purchase price will be paid in two installments with the first installment of $1.15 billion paid at closing and the final installment of $1.0 billion paid no later than the first anniversary of the closing date.

 EFS Midstream provides gas gathering, treating, compression and condensate processing services in the Eagle Ford Shale. The EFS Midstream system includes approximately 460 miles of natural gas gathering pipelines, 10 central gathering plants, 780 million cubic feet per day of natural gas treating capacity and 119 thousand barrels per day of condensate stabilization capacity.  Under the terms of the agreements, the Pioneer and Reliance joint development will dedicate its Eagle Ford Shale acreage to Enterprise under a 20-year, fixed-fee gathering agreement that includes a minimum volume requirement for the first seven years.  Pioneer and Reliance will also dedicate their Eagle Ford Shale acreage under related 20-year fee-based agreements with Enterprise for natural gas processing, natural gas liquids transportation and fractionation, and for natural gas, processed condensate and crude oil transportation services.

 “We are pleased to announce the acquisition of EFS Midstream,” said Michael A. Creel, chief executive officer of Enterprise’s general partner.  “This purchase and the associated long-term, fee-based agreements expand our relationship with Pioneer and Reliance and broaden the midstream services that we provide to them.  This ‘bolt on’

acquisition extends our integrated system deeper into the NGL and condensate rich areas of the Eagle Ford, which will provide us with the ability to offer services to additional producers and increase volumes on our system,” continued Creel.

“The minimum volume commitments support annual revenue growth and cash flow assurance.  We expect the transaction to be immediately accretive to distributable cash flow.  Attracting volumes from additional producers and incremental cash flows earned by our downstream system, would further improve our distributable cash flow accretion,” stated Creel.

Completion of this transaction is subject to customary regulatory approvals and closing conditions.  The transaction is expected to close in the third quarter of 2015.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 51,000 miles of onshore and offshore pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812
                Rick Rainey, Media Relations (713) 381-3635